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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                      AMERICAN EDUCATIONAL PRODUCTS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


       Colorado                                                 84-1012129
-----------------------                                   -------------------
(State of Incorporation                                     (I.R.S. Employer
   or organization)                                       Identification No.)


5350 Manhattan Circle, Suite 210
Boulder, Colorado                                                80393
--------------------------------                          -------------------
(Address of principal executive                                (Zip Code)
offices)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
 to be registered                              each class is to be registered
-------------------                            ------------------------------
     None                                                     N/A


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ---------------
                               (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
-------   --------------------------------------------------------

Common Stock

          The Company is authorized to issue an aggregate of 100,000,000 shares of Common Stock, $.05 par value per share. Each holder of Common Stock of the Company is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all of the directors.

          The shares of Common Stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences which may be granted to holders of preferred stock, each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.


ITEM 2.   EXHIBITS.
-------   ---------

Exhibit No.    Title
-----------    -----
   1.0         Specimen Stock Certificate

   3.1         Articles of Incorporation of American Educational Products,
               Inc. (1)

   3.2         Articles of Amendment to Articles of Incorporation (1)

   3.3         Articles of Amendment to Articles of Incorporation dated April
               21, 1987 (1)

   3.4 Articles of Amendment to Articles of Incorporation dated February 19, 1990 (2)
___________________________

(1) Incorporated by reference from the Registrant's Post-Effective Amendment No. 5 to Registration Statement on Form S-18 as filed with the Securities and Exchange Commission and declared effective on July 1, 1987.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission and declared effective on August 4, 1992.

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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     AMERICAN EDUCATIONAL PRODUCTS, INC.



Dated:   January 16, 1998            By:  /s/ Clifford C. Thygesen
        ---------------------        -------------------------------
                                     Clifford C. Thygesen, President



ATTEST:


/s/ Robert A. Scott
--------------------------
Robert A. Scott, Secretary